Exhibit 10.1

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”), dated as of December 14, 2007, is made and entered into by and between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and Robert E. Hult (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated March 8, 2007 and amended September 26, 2007 (the “Agreement”), pursuant to which the Executive is entitled to certain benefits in the event of his continued employment with the Company and under certain circumstances following the cessation of his employment with the Company; and

WHEREAS, the Executive had notified the Company of his intention to retire, effective February 1, 2008, in accordance with the terms of the Agreement, but subsequently decided to postpone his retirement and instead remain an employee of the Company; and

WHEREAS, the Company desires to retain the services of the Executive as Senior Vice President, Chief Financial Officer and Treasurer, and the Executive is willing to defer his retirement and remain an employee of the Company, subject to the terms and conditions of the Agreement, as modified by this Second Amendment; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Section 1 of the Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

“1. Employment. The term of this Agreement shall extend from the Commencement Date until December 14, 2009. The term of this Agreement shall be subject to termination as provided in Section 4 and may be referred to herein as the “Term.”“

2. Section 3(c) of the Agreement is hereby amended by deleting such section in its entirety. The Executive acknowledges and agrees that the Executive shall hereafter have no right to receive any cash retention bonuses under the Agreement if the Executive remains employed by the Company for any period.

3. Section 4(e) of the Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

“(e) Termination by the Executive. At any time during the Term, the Executive may terminate his employment hereunder for any reason, including retirement, upon 180 days’ written notice to the Company.”

4. Section 5(b)(v) of the Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

“(v) upon the date of termination, the Executive shall become entitled to exercise a certain number of shares of the Company’s common stock underlying the stock option granted to him on June 1, 2006. Said number shall be determined by multiplying 62,000 by a fraction (which fraction may not be greater than 1.0), the numerator of which shall be the number of days the Executive was employed as a full-time employee from June 1, 2006 through the date of termination and the denominator of which shall be 1096.”

5. Section 5(c) of the Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

“(c) Termination by the Executive. If the Executive terminates his employment for any reason, including retirement, as provided in Section 4(e), then the Company shall, through the date of termination, pay the Executive his Accrued Benefit. In addition, if the Executive elects to retire in accordance with the terms hereof during the Term, and the Executive is willing to provide consulting services to the Company, that are commensurate with his current position and duties, such as attending investor relations conferences and participating in preparation of annual reports, at such time and frequencies as reasonably requested by the Company but not to exceed 400 hours per year (“Consulting Services”),

(i) so long as the Executive continues to be willing to provide Consulting Services to the Company, the Company shall pay the Executive an annual amount equal to Fifty Percent (50%) of the Executive’s Base Salary (the “Consulting Amount”) from the date of termination through December 14, 2009 (including on a pro rata basis for any period of less than one year). The Consulting Amount shall be paid out in substantially equal bi-weekly installments; and

(ii) from the date of termination through December 14, 2009, so long as the Executive continues to be willing to provide Consulting Services to the Company, the restricted stock awards granted to the Executive on August 12, 2005, February 20, 2006 and June 5, 2007, respectively, shall continue to vest on the terms set forth in the relevant stock award agreements, in each case as if the Executive remained continuously employed by the Company from the date of termination through each applicable vesting date; and

(iii) subject to signing by the Executive of a general release of claims in a form and manner satisfactory to the Company, upon the date of termination, the Executive shall become entitled to exercise a certain number of shares of the Company’s common stock underlying the stock option granted to him on June 1, 2006. Said number shall be determined by multiplying 62,000 by a fraction (which fraction may not be greater than 1.0), the numerator of which shall be the number of days the Executive was employed as a full-time employee from June 1, 2006 through the date of termination and the denominator of which shall be 1096.

If the Executive does not agree to provide Consulting Services to the Company in accordance with the terms of this Agreement, the Company has no obligation to the Executive other than payment of his Accrued Benefit. For the avoidance of doubt, the Executive shall be entitled to be paid the Consulting Amount, and the restricted stock awards shall continue to vest in accordance with subsection (ii) above, even if the Company does not request Consulting Services so long as the Executive continues to be willing to provide such services in accordance with this Agreement upon the Company’s request.”

6. Anything in the Agreement, as amended by this Second Amendment, to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under the Agreement, as amended by this Second Amendment, is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s date of termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 5 of this Second Amendment.

7. Except to the extent expressly amended hereby, the provisions of the Agreement shall remain in full force and effect.

8. The validity, interpretation, construction and performance of this Second Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

9. This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer, on behalf of Mercury Computer Systems, Inc., and the Executive have hereunto set their hands as an agreement under seal, all as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/s/ Mark Aslett
Mark Aslett
President and Chief Executive Officer

EXECUTIVE:

/s/ Robert E. Hult
Robert E. Hult

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